PRESS RELEASE
For Immediate Release

Berry Corporation (bry) Reports Third Quarter 2022 Results

DALLAS, TX - November 2, 2022 (GLOBE NEWSWIRE) – Berry Corporation (bry) (NASDAQ: BRY) (“Berry” or the “Company”) announced third quarter 2022 results, including net income of $192 million or $2.34 per diluted share, Adjusted Net Income(1) of $46 million or $0.55 per diluted share, Adjusted EBITDA(1) of $97 million and cash flows from operating activities of $96 million. The Board of Directors declared dividends on common stock totaling $0.47 per share.
Quarterly Highlights
•Reported Adjusted EBITDA(1) of $97 million
•Generated Discretionary Free Cash Flow(1) of $53 million
•Repurchased 2 million shares of common stock
•Declared total quarterly dividends of $0.47 per share: $0.41 variable and $0.06 fixed
•Expect cash dividends declared with respect to FY 2022 totaling $1.60 - $1.75 per share, based on our current plan and commodity strip prices
_______
(1)    Please see “Non-GAAP Financial Measures and Reconciliations” later in this press release for a reconciliation and more information on these Non-GAAP measures.
“Berry continues to deliver top tier shareholder returns. For the quarter, our combined dividend is $0.47 per share and in the same period we successfully repurchased two million more shares of Berry stock for $19 million. Dividends declared to date in 2022 total $1.34 per share and we have repurchased a total of four million shares or 5% of our total outstanding shares as of September 30, 2022. As a result of our performance through the third quarter of 2022, we will have returned $148 million, or more than 20% of our current market capitalization in 2022. Our third quarter 2022 Discretionary Free Cash Flow(1) reflects lower oil prices compared to the second quarter of 2022, as well as the semi-annual interest payment paid in July. At the current oil strip pricing and with a strategy of holding our production flat, we are on track to return to our shareholders the equivalent of our current market capitalization of approximately $700 million in just three-plus years,” said Trem Smith, Berry Board Chair and CEO.
Third Quarter 2022 Results
Adjusted EBITDA(1), on a hedged basis, was $97 million in the third quarter 2022. This represented a 12% decrease compared to $110 million in the second quarter 2022, which was largely driven by lower hedged oil prices and partially offset by lower greenhouse gas costs on lower market prices.
The Company reported daily production of 25,800 boe/d for the third quarter 2022, compared to 26,200 boe/d for the second quarter 2022. Production in California and Utah decreased due to fewer new wells completed and brought online in the third quarter than in the second quarter, partially offset by workovers, recompletions and other activities re-using existing well bores. The Company's oil production for the third quarter 2022 was 23,700 bbl/d, or 92% of total production, with California production contributing 20,800 boe/d or 80% of total production.

The Company-wide hedged realized oil price for the third quarter 2022 was $76.41 per bbl, a 9% decrease from the prior quarter. The California average oil price before hedges for the third quarter 2022 was $91.67 per bbl, reflecting approximately 94% of Brent, which was 15% lower than the $107.31 per bbl in the second quarter 2022, approximately 96% of Brent. California prices were unfavorably impacted by an unexpected third-party pipeline outage for unplanned repairs during most of the third quarter 2022 that required the Company to sell approximately 25% of California oil volumes in the third quarter of 2022 at a discount. The unplanned repairs on the pipeline are ongoing and the Company currently expects the outage to extend into the first quarter of 2023, which may require additional volumes to be sold at a discount until resolved.
Operating expenses, or OpEx, consists of lease operating expenses (“LOE”), third-party expenses and revenues from electricity generation, transportation and marketing activities, as well as the effect of derivative settlements (received or paid) for gas purchases. On a hedged basis, operating expenses increased by 2% or $0.49 per boe to $26.46 for the third quarter 2022, compared to $25.97 for the second quarter 2022. During the third quarter, non-energy operating expenses increased due to higher seasonal power rates and other field operating costs driven by inflation and activity levels. Energy operating expense decreased in the third quarter compared to the second quarter of 2022 due to higher electricity sales, while higher gas purchase hedges mitigated the impact of higher purchase prices.
Total general and administrative expenses were comparable at $23 million for each of the third and second quarters of 2022. Adjusted General and Administrative Expenses(1), which exclude non-cash stock compensation costs and nonrecurring costs, were also comparable at $19 million for the third and second quarters of 2022.
Taxes, other than income taxes were $3.10 per boe for the third quarter compared to $4.70 per boe in the second quarter 2022. The reduction in third quarter 2022 greenhouse gas (“GHG”) costs was a result of lower mark-to-market prices compared to the second quarter 2022. Severance taxes were lower in the third quarter 2022 due to lower revenue.
For the third quarter 2022, capital expenditures were approximately $41 million on an accrual basis including capitalized overhead and interest and excluding acquisitions and asset retirement obligation spending. Approximately 37% of this capital was directed to California oil operations, and 52% to Utah operations. Additionally, the Company spent approximately $5 million for plugging and abandonment activities in the third quarter 2022. Aggregate capital expenditures for the first three quarters of 2022 were $103 million. Based on activity to date and expected for the remainder of 2022, the Company currently anticipates its full year capital expenditures will be slightly more than its initial budget and will be between $140 and $145 million.
The operating results for C&J Well Services improved in the third quarter 2022 compared to the second quarter 2022. For this segment in the third and second quarters 2022, respectively, services revenues were $49 million and $46 million, costs of services were $38 million and $37 million, and general and administrative expenses were $3 million each quarter.
At September 30, 2022, the Company had liquidity of $256 million consisting of $48 million cash on hand and $208 million available for borrowings under its revolving credit facilities.
Cary Baetz, Berry's Executive Vice President and Chief Financial Officer, stated, “We are revising some of our annual guidance ranges due to inflation-driven, higher than budgeted natural gas fuel costs and steel prices, as well as certain field operating costs, coupled with value-adding development, workover and well optimization activity changes beginning mid-year. However, we expect our production rate to grow from the third to fourth quarter. To keep up the momentum into 2023, we are accelerating our development program which is largely responsible for our full year capital guidance change to a range of $140-145 million. With our well-defined Shareholder Return Model, we expect to deliver top tier returns of capital to our shareholders.”
Quarterly Dividends
The Company’s Board of Directors declared dividends totaling $0.47 per share on the Company’s outstanding common stock. The variable portion of $0.41 per share was based on third quarter 2022 Discretionary Free Cash Flow(1) in accordance with the Company's shareholder return model. The fixed portion of $0.06 per share was also declared, and both dividends are payable on November 28, 2022 to shareholders of record at the close of business on November 15, 2022.

The quarterly variable dividend makes up 60% of Discretionary Free Cash Flow based on our shareholder return model which began in 2022. Discretionary Free Cash Flow was $53 million in the third quarter of 2022 compared to

$74 million in the second quarter of 2022. The key drivers of the lower Discretionary Free Cash Flow in the third quarter included the $14 million semi-annual interest payment and lower oil prices compared to the second quarter, as well as a $6 million increase in maintenance capital. Dividends for 2022 to date are noted in the table below. The fourth quarter variable dividend will be announced with fourth quarter and full year results in late February 2023.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year-to-Date
Fixed Dividends	$0.06	$0.06	$0.06	$0.06	$0.24
Variable Dividends(1)	0.13	0.56	0.41	—	1.10
Total	$0.19	$0.62	$0.47	$0.06	$1.34
_______
(1)    Variable Dividends are declared the quarter following the period of results (the period used to determine the variable divided based on the shareholder return model). The table notes total dividends earned in each quarter.

Subject to approval by the Board on a quarterly basis and depending on a variety of factors, including the Company’s financial condition and results of operations, the Company intends to declare a fixed and variable dividend each quarter.
Revised Full-Year 2022 Guidance
Berry revises its previously issued full-year 2022 guidance as follows, with changed estimates in bold.

Revised Full-Year 2022 Guidance	Low		High
Average Daily Production (boe/d)(1)	25,500		27,500
Total Operating Expenses ($/boe)	$25.75		$26.50
Non-Energy Operating Expenses ($/boe)	$15.75		$16.50
Taxes, Other than Income Taxes ($/boe)	$4.50		$5.50
Adjusted General & Administrative (G&A) expenses ($/boe)(2)
Development and Production Segment & Corp	$6.55		$6.75
Well Servicing and Abandonment Segment		~$1.45
Capital Expenditures ($ millions)
Development and Production Segment & Corp	$140		$145
Well Servicing and Abandonment Segment		~$8
Well Servicing & Abandonment Segment Adjusted EBITDA ($mm)		~$27
_______
(1)    Oil production is expected to be approximately 92% of total.
(2)    Please see “Non-GAAP Financial Measures and Reconciliations” later in this press release for a reconciliation and more information on these Non-GAAP measures.
Earnings Conference Call
The Company will host a conference call to discuss these results:
Call Date:     Wednesday, November 2, 2022
Call Time:     11:00 a.m. Eastern Time / 10:00 a.m. Central Time / 8:00 a.m. Pacific Time
Join the live listen-only audio webcast at https://edge.media-server.com/mmc/p/kddpcbsb or at https://bry.com/category/events

If you would like to ask a question on the live call, please preregister at any time using the following link:
https://register.vevent.com/register/BI2d765f4e03434365be37b8ae923128cb

Once registered, you will receive the dial-in numbers and a unique PIN number. You may then dial-in or have a call back. When you dial in, you will input your PIN and be placed into the call. If you register and forget your PIN or lose your registration confirmation email, you may simply re-register and receive a new PIN.

A web based audio replay will be available shortly after the broadcast and will be archived at
https://ir.bry.com/reports-resources or visit https://edge.media-server.com/mmc/p/kddpcbsb
About Berry Corporation (bry)
Berry is a publicly traded (NASDAQ: BRY) western United States independent upstream energy company with a focus on onshore, low geologic risk, long-lived, conventional oil reserves located primarily in the San Joaquin basin of California, as well as the Uinta basin of Utah. We also have well servicing and abandonment capabilities in California. More information can be found at the Company’s website at bry.com.
Forward-Looking Statements
The information in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address plans, activities, events, objectives, goals, strategies, or developments that the Company expects, believes or anticipates will or may occur in the future, such as those regarding our financial position; liquidity; cash flows (including, but not limited to, Discretionary Free Cash Flow); financial and operating results; capital program and development and production plans; operations and business strategy; potential acquisition and other strategic opportunities; reserves; hedging activities; capital expenditures; return of capital; our shareholder return model and the payment of future dividends; future repurchases of stock or debt; capital investments; our ESG strategy and initiation of new projects or business in connection therewith; recovery factors; and other guidance are forward-looking statements. The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions. Although we believe that these assumptions were reasonable when made, these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control. Therefore, such forward-looking statements involve significant risks and uncertainties that could materially affect our expected financial position, financial and operating results, liquidity, cash flows (including, but not limited to, Discretionary Free Cash Flow) and business prospects.
Berry cautions you that these forward-looking statements are subject to all of the risks and uncertainties incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil most of which are difficult to predict and many of which are beyond Berry’s control. These risks include, but are not limited to, commodity price volatility; legislative and regulatory actions that may prevent, delay or otherwise restrict our ability to drill and develop our assets, including with respect to existing and/or new requirements in the regulatory approval and permitting process; legislative and regulatory initiatives in California or our other areas of operation addressing climate change or other environmental concerns; investment in and development of competing or alternative energy sources; drilling, production and other operating risks; uncertainties inherent in estimating natural gas and oil reserves and in projecting future rates of production; cash flow and access to capital; the timing and funding of development expenditures; environmental, health and safety risks; effects of hedging arrangements; potential shut-ins of production due to lack of downstream demand or storage capacity; disruptions to, capacity constraints in, or other limitations on the third-party transportation and market takeaway infrastructure (including pipeline systems) that deliver our oil and natural gas and other processing and transportation considerations; the impact and duration of the ongoing COVID-19 pandemic on demand and pricing levels; the ability to effectively deploy our ESG strategy and risks associated with initiating new projects or business in connection therewith; overall domestic and global political and economic conditions; inflation levels, particularly the recent rise to historically high levels, and government efforts to reduce inflation, including increased interest rates; and the other risks described under the heading “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent filings with the SEC.

You can typically identify forward-looking statements by words such as aim, anticipate, achievable, believe, budget, continue, could, effort, estimate, expect, forecast, goal, guidance, intend, likely, may, might, objective, outlook, plan, potential, predict, project, seek, should, target, will or would and other similar words that reflect the prospective nature of events or outcomes.
Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no responsibility to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise except as required by applicable law. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at via our website or via the Investor Relations contact below, or from the SEC’s website at www.sec.gov.
Contact
Contact: Berry Corporation (bry)
Todd Crabtree - Director, Investor Relations
(661) 616-3811
ir@bry.com
Tables Following
The financial information and certain other information presented have been rounded to the nearest whole number or the nearest decimal. Therefore, the sum of the numbers in a column may not conform exactly to the total figure given for that column in certain tables. In addition, certain percentages presented here reflect calculations based upon the underlying information prior to rounding and, accordingly, may not conform exactly to the percentages that would be derived if the relevant calculations were based upon the rounded numbers, or may not sum due to rounding.

SUMMARY OF RESULTS

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
	($ and shares in thousands, except per share amounts)
Statement of Operations Data:
Revenues and other:
Oil, natural gas and natural gas liquids sales	$203,585	$240,071	$161,058
Services revenue	48,594	46,178	—
Electricity sales	9,711	7,419	12,371
Gains (losses) on oil and gas sales derivatives	114,279	(40,658)	(30,864)
Marketing revenues	—	—	732
Other revenues	277	120	117
Total revenues and other	376,446	253,130	143,414

Expenses and other:
Lease operating expenses	79,141	72,455	60,930
Costs of services	37,628	36,709	—
Electricity generation expenses	6,055	6,122	7,128
Transportation expenses	1,277	1,108	1,806
Marketing expenses	—	—	715
General and administrative expenses	23,388	23,183	17,614
Depreciation, depletion and amortization	39,506	38,055	35,902
Taxes, other than income taxes	7,335	11,214	13,420
(Gains) losses on natural gas purchase derivatives	(28,942)	10,661	(14,980)
Other operating expenses	623	353	3,986
Total expenses and other	166,011	199,860	126,521

Other (expenses) income:
Interest expense	(7,867)	(7,729)	(7,810)
Other, net	(24)	(42)	(5)
Total other expenses	(7,891)	(7,771)	(7,815)
Income before income taxes	202,544	45,499	9,078
Income tax expense (benefit)	10,884	2,145	(758)
Net income	$191,660	$43,354	$9,836

Net income per share:
Basic	$2.46	$0.54	$0.12
Diluted	$2.34	$0.52	$0.12

Weighted-average shares of common stock outstanding - basic	78,044	79,596	80,242
Weighted-average shares of common stock outstanding - diluted	82,045	83,015	82,898

Adjusted Net Income (1)	$45,515	$53,136	$11,536
Weighted-average shares of common stock outstanding - diluted	82,045	83,015	82,898
Diluted earnings per share on Adjusted Net Income	$0.55	$0.64	$0.14

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
	($ and shares in thousands, except per share amounts)
Adjusted EBITDA(1)	$96,981	$109,747	$59,324
Adjusted EBITDA Unhedged(1)	$111,720	$147,375	$76,946
Adjusted General and Administrative Expenses(1)	$19,107	$18,920	$13,442
Effective Tax Rate, including discrete items	5%	5%	(8)%

Cash Flow Data:
Net cash provided by operating activities	$95,762	$111,242	$22,399
Net cash used in investing activities	$(34,241)	$(38,863)	$(50,024)
Net cash used in financing activities	$(72,543)	$(37,844)	$(9,132)
__________
(1)    See further discussion and reconciliation in “Non-GAAP Financial Measures and Reconciliations”.

	September 30, 2022	December 31, 2021
	($ and shares in thousands)
Balance Sheet Data:
Total current assets	$181,898	$147,498
Total property, plant and equipment, net	$1,319,980	$1,301,349
Total current liabilities	$177,798	$187,149
Long-term debt	$395,432	$394,566
Total stockholders' equity	$769,249	$629,648
Outstanding common stock shares as of	76,768	80,007
The following table represents selected financial information for the periods presented regarding the Company's business segments on a stand-alone basis and the consolidation and elimination entries necessary to arrive at the financial information for the Company on a consolidated basis. Berry acquired C&J Well Services on October 1, 2021 and the results of their operations were included in Berry's consolidated results beginning the fourth quarter 2021.

	Three Months Ended September 30, 2022
	Development & Production	Well Servicing and Abandonment	Corporate/Eliminations	Consolidated Company
	(in thousands)
Revenues - excluding hedges	$213,573	$49,427	$(833)	$262,167
Net income (loss)	$224,094	$5,168	$(37,602)	$191,660
Adjusted EBITDA	$102,763	$7,726	$(13,508)	$96,981
Capital expenditures	$38,312	$1,726	$779	$40,817
Total assets	$1,502,135	$79,696	$(57,479)	$1,524,352

	Three Months Ended June 30, 2022
	Development & Production	Well Servicing and Abandonment	Corporate/Eliminations	Consolidated Company
	(in thousands)
Revenues - excluding hedges	$247,610	$46,178	$—	$293,788
Net income (loss)	$68,885	$3,307	$(28,838)	$43,354
Adjusted EBITDA	$116,942	$6,200	$(13,395)	$109,747
Capital expenditures	$32,134	$1,066	$886	$34,086
Total assets	$1,456,164	$71,543	$2,678	$1,530,385

SUMMARY BY AREA
The following table shows a summary by area of our selected historical information and operating information for our development and production operations for the periods indicated.

	California (San Joaquin and Ventura basins)(3)
	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
($ in thousands, except prices)
Oil, natural gas and natural gas liquids sales	$175,245	$204,706	$140,160
Operating income(1)	$57,864	$63,608	$26,652
Depreciation, depletion, and amortization (DD&A)	$33,979	$34,074	$35,252
Average daily production (mboe/d)	20.8	21.0	21.8
Production (oil % of total)	100%	100%	100%
Realized sales prices:
Oil (per bbl)	$91.67	$107.31	$69.92
NGLs (per bbl)	$—	$—	$—
Gas (per mcf)	$—	$—	$—
Capital expenditures(2)	$15,220	$18,672	$29,806

	Utah (Uinta basin)			Colorado (Piceance basin)(4)
	Three Months Ended			Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	June 30, 2022	September 30, 2021
($ in thousands, except prices)
Oil, natural gas and natural gas liquids sales	$28,323	$35,338	$18,118	$—	$—	$2,779
Operating income(1)	$11,123	$20,579	$7,246	$—	$—	$2,360
Depreciation, depletion, and amortization (DD&A)	$2,278	$964	$611	$—	$—	$38
Average daily production (mboe/d)	5.0	5.2	4.4	—	—	1.2
Production (oil % of total)	57%	57%	50%	—%	—%	1%
Realized sales prices:
Oil (per bbl)	$73.83	$94.47	$60.09	$—	$—	$66.97
NGLs (per bbl)	$40.72	$56.47	$40.88	$—	$—	$—
Gas (per mcf)	$7.95	$7.35	$4.31	$—	$—	$4.24
Capital expenditures(2)	$21,196	$11,563	$5,728	$—	$—	$—
__________
(1)    Operating income (loss) includes oil, natural gas and NGL sales, marketing revenues, other revenues, and scheduled oil derivative settlements, offset by operating expenses (as defined elsewhere), general and administrative expenses, DD&A, impairment of oil and gas properties, and taxes, other than income taxes.
(2)    Excludes corporate capital expenditures.
(3)    Our Placerita properties, in the Ventura basin, were divested in October 2021.
(4)    Our properties in Colorado were in the Piceance basin, all of which were divested in January 2022.

COMMODITY PRICING

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
Weighted-average realized sales prices:
Oil without hedges ($/bbl)	$89.54	$105.70	$69.01
Effects of scheduled derivative settlements ($/bbl)	$(13.13)	$(21.92)	$(14.66)
Oil with hedges ($/bbl)	$76.41	$83.78	$54.35
Natural gas ($/mcf)	$7.95	$7.35	$4.29
NGLs ($/bbl)	$40.72	$56.47	$40.88

Average Benchmark prices:
Oil (bbl) – Brent	$97.70	$111.98	$73.23
Oil (bbl) – WTI	$91.96	$108.71	$70.63
Natural gas (mmbtu) – Kern, Delivered(1)	$8.74	$7.36	$5.75
Natural gas (mmbtu) – Northwest, Rocky Mountains	$7.79	$6.69	$3.97
Natural gas (mmbtu) – Henry Hub(2)	$8.03	$7.50	$4.35
__________
(1)    Kern, Delivered Index is the relevant index used for gas purchases in California.
(2)    Henry Hub is the relevant index used for gas sales in the Rockies.

CURRENT HEDGING SUMMARY
As of October 31, 2022, we had the following hedges for our crude oil production and gas purchases.

	Q4 2022	FY 2023	FY 2024	FY 2025
Brent
Swaps
Hedged volume (bbls)	1,516,750	5,165,028	3,367,610	—
Weighted-average price ($/bbl)	$78.24	$76.67	$76.07	$—
Put Spreads
Hedged volume (bbls)	368,000	2,190,000	1,281,000	—
Weighted-average price ($/bbl)	$50.00/$40.00	$50.00/$40.00	$50.00/$40.00	$—
Producer Collars
Hedged volume (bbls)	—	1,460,000	1,098,000	365,000
Weighted-average price ($/bbl)	$—	$40.00/$106.00	$40.00/$105.00	$50.00/$98.50
Henry Hub - Natural Gas purchases
Consumer Collars
Hedged volume (mmbtu)	3,680,000	5,430,000	—	—
Weighted-average price ($/mmbtu)	$4.00/$2.75	$4.00/$2.75	$—	$—
NWPL - Natural Gas purchases
Swaps
Hedged volume (mmbtu)	1,220,000	12,800,000	7,320,000	6,080,000
Weighted-average price ($/mmbtu)	$6.40	$5.48	$4.27	$4.27

OPERATING EXPENSES

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
	($ in thousands except per boe amounts)
Lease operating expenses	$79,141	$72,455	$60,930
Electricity generation expenses	6,055	6,122	7,128
Electricity sales(1)	(9,711)	(7,419)	(12,371)
Transportation expenses	1,277	1,108	1,806
Transportation sales(1)	(277)	(120)	(117)
Marketing expenses	—	—	715
Marketing revenues(1)	—	—	(732)
Derivative settlements received for gas purchases(1)	(13,785)	(10,188)	(14,095)
Total operating expenses(1)	$62,700	$61,958	$43,264

Lease operating expenses ($/boe)	$33.40	$30.37	$24.20
Electricity generation expenses ($/boe)	2.56	2.57	2.83
Electricity sales ($/boe)	(4.10)	(3.11)	(4.91)
Transportation expenses ($/boe)	0.54	0.46	0.72
Transportation sales ($/boe)	(0.12)	(0.05)	(0.05)
Marketing expenses ($/boe)	—	—	0.28
Marketing revenues ($/boe)	—	—	(0.29)
Derivative settlements received for gas purchases ($/boe)	(5.82)	(4.27)	(5.60)
Total operating expenses ($/boe)	$26.46	$25.97	$17.18
Total unhedged operating expenses ($/boe)(2)	$32.28	$30.24	$22.78

Total non-energy operating expenses(3)	$17.59	$16.10	$13.59
Total energy operating expenses(4)	$8.87	$9.87	$3.59

Total mboe	2,369	2,386	2,519
__________
(1)    We report electricity, transportation and marketing sales separately in our financial statements as revenues in accordance with GAAP. However, these revenues are viewed and used internally in calculating operating expenses which is used to track and analyze the economics of development projects and the efficiency of our hydrocarbon recovery. We purchase third-party gas to generate electricity through our cogeneration facilities to be used in our field operations activities and view the added benefit of any excess electricity sold externally as a cost reduction/benefit to generating steam for our thermal recovery operations. Marketing revenues and expenses mainly relate to natural gas purchased from third parties that moves through our gathering and processing systems and then is sold to third parties. Transportation sales relate to water and other liquids that we transport on our systems on behalf of third parties and have not been significant to date. Operating expenses also include the effect of derivative settlements (received or paid) for gas purchases.
(2)    Total unhedged operating expenses equals total operating expenses, excluding the derivative settlements paid (received) for gas purchases.
(3)    Total non-energy operating expenses equals total operating expenses, excluding fuel, electricity sales and gas purchase derivative settlement (gains) losses.
(4)    Total energy operating expenses equals fuel and gas purchase derivative settlement (gains) losses less electricity sales.

PRODUCTION STATISTICS

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
Net Oil, Natural Gas and NGLs Production Per Day(1):
Oil (mbbl/d)
California(2)	20.8	21.0	21.8
Utah	2.9	3.0	2.3
Colorado(3)	—	—	—
Total oil	23.7	24.0	24.1
Natural gas (mmcf/d)
California(2)	—	—	—
Utah	10.4	11.0	10.7
Colorado(3)	—	—	6.9
Total natural gas	10.4	11.0	17.6
NGLs (mbbl/d)
California(2)	—	—	—
Utah	0.4	0.4	0.4
Colorado(3)	—	—	—
Total NGLs	0.4	0.4	0.4
Total Production (mboe/d)(4)	25.8	26.2	27.4
__________
(1)    Production represents volumes sold during the period. We also consume a portion of the natural gas we produce on lease to extract oil and gas.
(2)    Our Placerita properties, in the Ventura basin, were divested in October 2021.
(3)    Our properties in Colorado were in the Piceance basin, all of which were all divested in January 2022.
(4)    Natural gas volumes have been converted to boe based on energy content of six mcf of gas to one bbl of oil. Barrels of oil equivalence does not necessarily result in price equivalence. The price of natural gas on a barrel of oil equivalent basis is currently substantially lower than the corresponding price for oil and has been similarly lower for a number of years. For example, in the three months ended September 30, 2022, the average prices of Brent oil and Henry Hub natural gas were $97.70 per bbl and $8.03 per mmbtu respectively.

CAPITAL EXPENDITURES (ACCRUAL BASIS)

	Three Months Ended
	September 30, 2022(2)	June 30, 2022(2)	September 30, 2021
		(in thousands)
Capital expenditures (accrual basis)(1)	$40,817	$34,086	$38,016
__________
(1)    Capital expenditures on an accrual basis include capitalized overhead and interest and excludes acquisitions and asset retirement spending.
(2)    Capital expenditures in the quarter ended September 30, 2022 and June 30, 2022 included approximately $2 million and $1 million respectively, for C&J Well Services which was acquired on October 1, 2021.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
Adjusted Net Income (Loss) is not a measure of net income (loss) and Discretionary Free Cash Flow is not a measure of cash flow, and Adjusted EBITDA and Adjusted EBITDA Unhedged are not measures of either, in all cases, as determined by GAAP. Adjusted EBITDA, Adjusted EBITDA Unhedged, Adjusted Net Income (Loss) and Discretionary Free Cash Flow are supplemental non-GAAP financial measures used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted Net Income (Loss) as net income (loss) adjusted for derivative gains or losses net of cash received or paid for scheduled derivative settlements, other unusual and infrequent items, and the income tax expense or benefit of these adjustments using our effective tax rate. We define Adjusted EBITDA as earnings before interest expense; income taxes; depreciation, depletion, and amortization; derivative gains or losses net of cash received or paid for scheduled derivative settlements; impairments; stock compensation expense; and unusual and infrequent items. We define Discretionary Free Cash Flow as cash flow from operations less regular fixed dividends and the capital needed to hold production flat.
Adjusted Net Income (Loss) excludes the impact of unusual and infrequent items affecting earnings that vary widely and unpredictably, including non-cash items such as derivative gains and losses. This measure is used by management when comparing results period over period. Our management believes Adjusted EBITDA provides useful information in assessing our financial condition, results of operations and cash flows and is widely used by the industry and the investment community. The measure also allows our management to more effectively evaluate our operating performance and compare the results between periods without regard to our financing methods or capital structure. We also use Adjusted EBITDA in planning our capital allocation to sustain production levels and to determine our strategic hedging needs aside from the hedging requirements of the 2021 RBL Facility. Management believes Discretionary Free Cash Flow provides useful information in assessing our financial condition, and is the primary metric to determine the quarterly variable dividend. We expect to allocate 60% of Discretionary Free Cash Flow predominantly in the form of cash variable dividends, as well as opportunistic debt repurchases. The remaining 40% will be used for opportunistic growth, including from our extensive inventory of drilling opportunities, advancing our short- and long-term sustainability initiatives, share repurchases, and/or capital retention. Our management believes Discretionary Free Cash Flow provides useful information in assessing our financial condition, and is the primary metric to determine the quarterly variable dividend.
Adjusted General and Administrative Expenses is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted General and Administrative Expenses as general and administrative expenses adjusted for non-cash stock compensation expense and unusual and infrequent costs. Management believes Adjusted General and Administrative Expenses is useful because it allows us to more effectively compare our performance from period to period. We exclude the items listed above from general and administrative expenses in arriving at Adjusted General and Administrative Expenses because these amounts can vary widely and unpredictably in nature, timing, amount and frequency and stock compensation expense is non-cash in nature.
While Adjusted Net Income (Loss), Adjusted EBITDA, Adjusted EBITDA Unhedged, Adjusted General and Administrative Expenses and Discretionary Free Cash Flow are non-GAAP measures, the amounts included in the calculations of Adjusted Net Income (Loss), Adjusted EBITDA, Adjusted EBITDA Unhedged, Adjusted General and Administrative Expenses and Discretionary Free Cash Flow were computed in accordance with GAAP. These measures are provided in addition to, and not as an alternative for, income and liquidity measures calculated in accordance with GAAP and should not be considered as an alternative to, or more meaningful than, income and liquidity measures calculated in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing our financial performance, such as our cost of capital and tax structure, as well as the historic cost of depreciable and depletable assets. Our computations of Adjusted Net Income (Loss), Adjusted EBITDA, Adjusted EBITDA Unhedged, Adjusted General and Administrative Expenses and Discretionary Free Cash Flow may not be comparable to other similarly titled measures used by other companies. Adjusted Net Income (Loss), Adjusted EBITDA, Adjusted EBITDA Unhedged, Adjusted General and Administrative Expenses and Discretionary Free Cash Flow should be read in conjunction with the information contained in our financial statements prepared in accordance with GAAP.

ADJUSTED EBITDA AND ADJUSTED EBITDA UNHEDGED
The following tables present a reconciliation of the GAAP financial measures of net income and net cash provided by operating activities to the non-GAAP financial measures of Adjusted EBITDA and Adjusted EBITDA Unhedged.

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
	(in thousands)
Net income	$191,660	$43,354	$9,836
Add (Subtract):
Interest expense	7,867	7,729	7,810
Income tax expense (benefit)	10,884	2,145	(758)
Depreciation, depletion and amortization	39,506	38,055	35,902
(Gains) losses on derivatives	(143,221)	51,319	15,885
Net cash paid for scheduled derivative settlements	(14,739)	(37,628)	(17,622)
Other operating expense	623	353	3,986
Stock compensation expense	4,401	4,420	3,580
Non-recurring costs(1)	—	—	705
Adjusted EBITDA	$96,981	$109,747	$59,324
Net cash paid for scheduled derivative settlements	14,739	37,628	17,622
Adjusted EBITDA Unhedged	$111,720	$147,375	$76,946

Net cash provided by operating activities	$95,762	$111,242	$22,399
Add (Subtract):
Cash interest payments	14,493	449	14,189
Cash income tax payments	321	2,484	294
Non-recurring costs(1)	—	—	705
Other changes in operating assets and liabilities	(13,595)	(4,428)	21,737
Adjusted EBITDA	$96,981	$109,747	$59,324
Net cash paid for scheduled derivative settlements	14,739	37,628	17,622
Adjusted EBITDA Unhedged	$111,720	$147,375	$76,946
__________
(1)    Non-recurring costs include legal and professional service expenses related to acquisition and divestiture activity.

Adjusted EBITDA is the measure reported to the chief operating decision maker (CODM) for purposes of making decisions about allocating resources to and assessing performance of each segment. EBITDA represents earnings before interest expense; income taxes; depreciation, depletion, and amortization; derivative gains or losses net of cash received or paid for scheduled derivative settlements; impairments; stock compensation expense; and unusual and infrequent items.

	Three Months Ended September 30, 2022
	Development & Production	Well Servicing and Abandonment	Corporate/Eliminations	Consolidated Company
	(in thousands)
Adjusted EBITDA reconciliation to net income (loss):
Net income (loss)	$224,094	$5,168	$(37,602)	$191,660
Add (Subtract):
Interest expense	—	4	7,863	7,867
Income tax expense	—	—	10,884	10,884
Depreciation, depletion, and amortization	35,198	3,249	1,059	39,506
Gains on derivatives	(143,221)	—	—	(143,221)
Net cash paid for scheduled derivative settlements	(14,739)	—	—	(14,739)
Other operating expenses (gains)	1,077	(769)	315	623
Stock compensation expense	354	74	3,973	4,401
Adjusted EBITDA	$102,763	$7,726	$(13,508)	$96,981

	Three Months Ended June 30, 2022
	Development & Production	Well Servicing and Abandonment	Corporate/Eliminations	Consolidated Company
	(in thousands)
Adjusted EBITDA reconciliation to net income (loss):
Net income (loss)	$68,885	$3,307	$(28,838)	$43,354
Add (Subtract):
Interest expense	—	—	7,729	7,729
Income tax expense	—	—	2,145	2,145
Depreciation, depletion, and amortization	33,956	3,017	1,082	38,055
Losses on derivatives	51,319	—	—	51,319
Net cash paid for scheduled derivative settlements	(37,628)	—	—	(37,628)
Other operating expenses (gains)	30	(210)	533	353
Stock compensation expense	380	86	3,954	4,420
Adjusted EBITDA	$116,942	$6,200	$(13,395)	$109,747

DISCRETIONARY FREE CASH FLOW
The following table presents a reconciliation of the non-GAAP financial measure Discretionary Free Cash Flow to the GAAP financial measure of operating cash flow for each of the periods indicated.

	Three Months Ended		Nine Months Ended
	September 30, 2022	June 30, 2022	September 30, 2022
	(in thousands)
Discretionary Free Cash Flow:
Operating cash flow(1)	$95,762	$111,242	$255,534
Subtract:
Maintenance capital(2)(3)	(38,312)	(32,134)	(96,883)
Fixed dividends(4)	(4,726)	(4,726)	(14,688)
Discretionary Free Cash Flow	$52,724	$74,382	$143,963
__________
(1)    On a consolidated basis.
(2)    D&P business only.
(3)    Maintenance capital is the capital required to keep annual production flat, calculated as the capital expenditures for the D&P business during the period presented.
(4)    Represents fixed dividends declared which are included in the “Dividends declared on common stock” line in the the consolidated statement of stockholders’ equity.
ADJUSTED NET INCOME (LOSS)
The following table presents a reconciliation of the GAAP financial measure of net income (loss) to the non-GAAP financial measure of Adjusted Net Income (Loss).

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
	($ thousands, except per share amounts)
Net income	$191,660	$43,354	$9,836
Add (Subtract):
(Gains) losses on derivatives	(143,221)	51,319	15,885
Net cash paid for scheduled derivative settlements	(14,739)	(37,628)	(17,622)
Other operating expenses	623	353	3,986
Non-recurring costs	—	—	705
Total additions, net	(157,337)	14,044	2,954

Income tax benefit (expense) of adjustments and discrete income tax items	11,192	(4,262)	(1,254)
Adjusted Net Income	$45,515	$53,136	$11,536

Basic EPS on Adjusted Net Income	$0.58	$0.67	$0.14
Diluted EPS on Adjusted Net Income	$0.55	$0.64	$0.14

Weighted average shares of common stock outstanding - basic	78,044	79,596	80,242
Weighted average shares of common stock outstanding - diluted	82,045	83,015	82,898

ADJUSTED GENERAL AND ADMINISTRATIVE EXPENSES

The following table presents a reconciliation of the GAAP financial measure of general and administrative expenses to the non-GAAP financial measure of Adjusted General and Administrative Expenses.

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
	($ in thousands except per mboe amounts)
General and administrative expenses	$23,388	$23,183	$17,614
Subtract:
Non-cash stock compensation expense (G&A portion)	(4,281)	(4,263)	(3,467)
Non-recurring costs	—	—	(705)
Adjusted General and Administrative Expenses	$19,107	$18,920	$13,442

Well servicing and abandonment segment	$3,324	$3,285	$—

Development and production segment, and corporate	$15,783	$15,635	$13,442
Development and production segment, and corporate ($/boe)	$6.66	$6.55	$5.34

Total mboe	2,369	2,386	2,519

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